FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT ("First Amendment") TO ASSET PURCHASE AGREEMENT, dated May 14, 2008, is made this 30th day of May 2008, by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the "Parent"); PERMA-FIX TREATMENT SERVICES, INC., an Oklahoma corporation and wholly owned subsidiary of the Parent (the "Company"); and A CLEAN ENVIRONMENT COMPANY, INC., an Oklahoma corporation ("Buyer").

WITNESSETH

WHEREAS, all of the parties hereto entered into that certain Asset Purchase Agreement, dated May 14, 2008 (the "Agreement");

WHEREAS, the parties desire to amend the Agreement as set forth in this First Amendment; and

WHEREAS, unless otherwise set forth in this First Amendment, the capitalized terms in this First Amendment shall have meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree to amend the Agreement as follows:

1. Amendment to Section 4.11. Section 4.11 of the Agreement is hereby amended by deleting Schedule 4.11 attached to the Agreement and substituting in lieu thereof a new Schedule 4.11 that is attached to this First Amendment. Whenever there is a reference to Schedule 4.11 in the Agreement, such reference shall refer to the Schedule 4.11 attached to this First Amendment.

2. Amendment to Subsection 6.3(b). Subsection (b) of Section 6.3 of the Agreement is hereby deleted and the following new Subsection (b) is substituted in lieu thereof::

"(b) Intentionally Omitted."

3. Amendment to Subsection 6.3(e). Subsection (e) of Section 6.3 is hereby amended by adding the following sentence at the end thereof:

> "...Until the Injection Well is plugged and closed by the Company in accordance with the Second Consent Order, the Buyer shall allow the Company, its representatives or agents full and complete access in and to the Facility as the Company, its representatives or agents deem appropriate in order to plug and close the Injection Well in accordance with the Second Consent Order."

4. New Subsection Section 6.3(f). The following new subsection (f) to Section 6.3 of the Agreement is hereby inserted at the end of Section 6.3, which subsection (f) shall read as follows:

"(f) The Company's and/or Parent's financial assurance as currently deposited with ODEQ in connection with the Facility pursuant to 40 CFR Part 264, Subpart H (Financial Requirements), will remain on deposit with the ODEQ after the Closing until the earlier of (i) the date that the Buyer has deposited with the ODEQ its financial assurance pursuant to 40 CFR § 270.40(b) or (ii) the expiration of six (6) months from the date of the Closing. Within 180 days from the date of the Closing the Buyer shall deliver to the ODEQ the necessary financial assurance pursuant to, and must demonstrate to the ODEQ that it has complied in all respects with the requirements of, 40 CFR Part 264, Subpart H (Financial Requirements) and 40 CFR § 270.40(b) as to the Facility, in an amount and in form satisfactory to the ODEQ, and such financial assurance delivered by the Buyer to the ODEQ in connection with the Facility shall meet and comply with the requirements of the ODEQ in order for the ODEQ to release in all respects the Parent's and the Company's financial assurance on deposit with the ODEQ pursuant to applicable Environmental Law, including, but not limited to, 40 CFR § 270.40(b). For each month after the Closing, or any portion thereof, that the Parent's and/or the Company's financial assurance under 40 CFR Part 264, Subpart H (Financial Requirements) as to the Facility remains on deposit with, and has not been released by, the ODEQ, the Buyer shall pay to the Parent an amount equal to $600.00 per month for each such month, or any portion thereof. Such payment by the Buyer to the Parent shall be due and payable by the Buyer to the Parent on or before the end of each month for which such amount is due. If the Buyer fails for any reason to make such monthly payment to the Parent in accordance with the terms hereof, such payment shall bear an annual rate of interest equal to 18% per annum until paid in full. The Buyer shall take all necessary steps to ensure that (a) the ODEQ (i) shall not in any manner or for any reason after the Closing draw-down, or make any claims for payment of sums, against the financial assurance deposited with the ODEQ by the Parent and/or the Company and (ii) on or prior to the expiration of six (6) months from the date of Closing releases the Parent and the Company from its financial assurance obligations deposited with the ODEQ as to or in connection with the Facility and (b) after the Closing neither the Parent nor the Company shall suffer, sustain or incur any claims, demands, damages, losses or expenses of any kind in connection with or against the financial assurance deposit with the ODEQ by the Company and/or Parent in connection with the Facility."

5. Amendment to Subsection 7.2(j). Subsection (j) of Section 7.2 of the Agreement is hereby amended as follows: The words "Second Consent Order" when used in subsection (j) of Section 7.2 are deleted and replaced with the words "First Consent Order".

6. Amendment to Subsection 7.2(l). Subsection (l) of Section 7.2 of the Agreement is hereby deleted and the following new subsection (l) is substituted in lieu thereof:

"(l) Intentionally Omitted."

7. Amendment to Subsection 7.2(m). Subsection (m) of Section 7.2 of the Agreement is hereby deleted and the following new subsection (m) is substituted in lieu thereof:

"(m) Intentionally Omitted."

8. Continuing Effect. The Agreement, as modified by this First Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By: /s/ Larry McNamara
Larry McNamara
Chief Operating Officer

("Parent")

PERMA-FIX TREATMENT SERVICES, INC., an Oklahoma corporation

By: /s/ Larry McNamara
Larry McNamara
Vice President

(the "Company")

A CLEAN ENVIRONMENT COMPANY, INC., an Oklahoma corporation

By: ______________________________
Lonnie Edwards
Chief Executive Officer and President

("Buyer")

7. Amendment to Subsection 7.2(m). Subsection (m) of Section 7.2 of the Agreement is hereby deleted and the following new subsection (m) is substituted in lieu thereof:

"(m) Intentionally Omitted."

8. Continuing Effect. The Agreement, as modified by this First Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By: ______________________________
Larry McNamara
Chief Operating Officer

("Parent")

PERMA-FIX TREATMENT SERVICES, INC., an Oklahoma corporation

By: ______________________________
Larry McNamara
Vice President

(the "Company")

A CLEAN ENVIRONMENT COMPANY, INC., an Oklahoma corporation

By: Lonnie Edwards
Lonnie Edwards
Chief Executive Officer and President

("Buyer")

Schedule 4.11

ENVIRONMENTAL MATTERS

A. Oklahoma Department of Environmental Quality Proceedings.

1. First Consent Order, dated February 5, 2007 – This Consent Order, which is attached hereto and incorporated herein by reference, primarily addresses the facilities' failure to adequately track the VOC concentrations through the facility specifically to the point of proving the facility did or did not need a Title V Air Permit.

2. Second Consent Order, dated December 27, 2007 – This Consent Order, which is attached hereto and incorporated herein by reference, addresses the occurrence of the injection pressure of the non-hazardous waste injection well exceeding the annulus pressure of the well.

A. Compliance Matters.

1. ODEQ Data Complaint Form – Total of 24 odor complaints between November 2000 and November 2005. These items contributed to the Consent Order of January 2007.

2. ODEQ Data Complaint Form – Chemical release in May 2002, result of fire involving drums of paint filters. This matter is closed.

1. ODEQ Data Complaint Form – Spill of sulfuric acid, self reported. This matter is closed.

2. Notices of Violation – Issued in 2005. These notices lead to the First Consent Order.

3. Correspondence with the ODEQ regarding a minimal spill of non-hazardous liquid on September 5, 2007. This matter is closed.

4. Notice of Violation – Issued by the ODEQ in November 2006. This notice relates to the UIC Permit and the injection pressure exceeding the annulus pressure.

5. Notice of Violation – Issued by the City of Tulsa in March 2007, for failure to report concurrent discharge data.

6. Notice of Violation – Issued by the ODEQ in June 2007, for failure to submit an emission inventory for 2005.

7. Notice of Violation – Issued by the ODEQ in July 2007, relating to the UIC well. This notice contributed to the Consent Order that is currently pending.

B. Litigation.

- The disclosures set forth in Section A of Schedule 4.13 "Litigation" are incorporated herein by reference.

D. The Facility currently holds approximately 5 drums of waste that is over one year old. The Facility is working on the disposal outlets for these drums.

E. The disclosures set forth in Schedule 4.9 "Permits" are incorporated herein by reference.

F. The disclosure set forth in Item 11 of Section A of Schedule 4.7 "Contracts" is incorporated herein by reference.

G. The Company entered into a (1) Consulting Agreement, dated April 23, 2008, with a Clean Environment Company, Inc., and (2) a Permit Assignment Agreement, dated May 9, 2008, with A Clean Environment, LLC, the terms of which the parties to the Asset Purchase Agreement are aware. Copies of the Consulting Agreement and Permit Assignment Agreement are attached hereto and incorporated herein by reference.

H. The disclosure set forth in Item 1 of Schedule 6.1(a) "Interim Conduct of Business" is incorporated herein by reference.

I. The Company has advised the ODEQ of the injection of unpermitted waste into the deep injection well.

J. Phase II Environmental Site Assessment Report, Perma-Fix Treatment Services, Inc., dated December 19, 2007, prepared by PNDS, Inc., is attached hereto and incorporated herein by reference in its entirety, including but not limited to the description of the presence of asbestos and lead above the respective regulatory levels set forth therein.

PHASE II ENVIRONMENTAL ASSESSMENT
PERMA-FIX TREATMENT SERVICES INC.
Tulsa, Oklahoma

PNDS # 07-453

Date:

December 19, 2007

Prepared for:
Amerex Environmental Solutions
6300 Stadium Drive
Kansas City, MO 64129

PHASE II Environmental
Site Assessment Report

Perma-Fix Treatment Services Inc.
2700 and 2801 South 25th West Avenue
Tulsa, Oklahoma 74107
Latitude: North 36 degrees 07.778'
Longitude: West 96 degrees 01.260'

PNDS Report # 07-453

Submitted by:
PNDS, Inc.
103 Gore Road
Raymore, MO 64083

Prepared for:
Amerex Environmental Solutions, Inc.
6300 Stadium Drive
Kansas City, MO 64129

Date
December 19, 2007

Prepared by:

Philip Fahlk, MA, MS, CIH, CHMM
Principal Industrial Hygienist

PNDS, Inc.

December 20, 2007

Mr. Tom Hayes
Waste Express
6300 Stadium Dr.
Kansas City, MO 64129

Mr. Phil Fahlk
PNDS Inc.
103 Gore Road
Raymore, MO 64083

Dear Mr. Hayes,
The following is the final report of the Phase II Environmental Site Assessment performed at the Perma-Fix Treatment Services Facility at 2700 and 2801 South 25th West Avenue, Tulsa, Oklahoma 74107.

If you should have any questions on this report, please call 612.968.6542 or 816.322.9733.

Sincerely,

Philip Fahlk, M.A., M.S., CIH, CHMM
PNDS, Inc.
103 Gore Road
Raymore, MO 64083

STATEMENT OF LIMITATIONS

The services described in this document were performed in a manner consistent with the agreement with the client and in accordance with generally accepted professional consulting principles and practices.

Opinions and recommendations contained in this document apply to conditions existing at certain locations when services were performed and are intended only for the specific purposes, locations, time frames, and project parameters indicated. We cannot be responsible for the impact of any changes in environmental standards, practices, or regulations after performance of services.

Any use or modification of this document by a third party is expressly prohibited without a written, specific authorization from the client and author(s). Such authorization will require a signed waiver and release agreement.

This document is issued with the understanding that the client, the property owner, or its representative is responsible for ensuring that the information, conclusions and recommendations contained herein are brought to the attention of the appropriate regulatory agencies, as required.

Phase II Environmental Site Assessment

PNDS, Inc. (PNDS) is pleased to present this Phase II Environmental Site Assessment (ESA) report. The following is an overview of the project, including a summary of the sampling analytical findings:

Property Name ("subject Property"):	Perma-Fix Treatment, Storage and Disposal (TSD) Facility
Subject Property Address (or Other Physical Location Description):	The subject property is located at 2700 and 2801 (Sun Chemical) South 25th West Avenue, Tulsa, Oklahoma, and is also known as tax assessor's parcel numbers 99215-92-15-36620 and 99215-92-15-47020
Subject Property and Area Description:	The subject property consisted of a tract of land located in the City of Tulsa, Oklahoma. The subject property was improved with five structures and associated concrete and asphalt-paved areas and driveways. Access was provided by South 25th West Avenue, which transects the subject property. The subject property is located in an industrial area.
Observed Current Subject Property Use/Operations:	The subject property receives hazardous wastes (acids, corrosive and metal bearing liquids, etc.) via drums and tanker trucks, treats the waste with appropriate waste treatment protocols, removes the hazardous components and disposes of the non-hazardous waste with a deep-well injection system. The removed hazardous waste components are repackaged and sent to other regulated, licensed hazardous waste disposal facilities.
Adjacent Property:	North American Galvanizing; (2506 West 26th Street) was located adjacent to the north of the subject property. Adjacent property to the east, west, and south are depicted as undeveloped land.
Topography:	According to the United States Geological Survey (USGS) 7.5 Minute Topographic Map, Sandy Springs, Oklahoma 1981 (www.topozone.com), the subject property was depicted to be at an elevation of approximately 645 feet above mean sea level (amsl). This was on-site confirmed with a GPS having triangulated satellite reference. The subject property has a mild slope toward the northeast, toward the Arkansas River. Cherry Creek arises on and transects the subject property east to west.

Soil/Bedrock Data	According to the Soil Survey of Tulsa County, Oklahoma, the subject property is underlain by the Radley silt loams. The Radley series consists of very deep, moderately well drained, moderately permeable sols that formed in stratified silty alluvium. Radley soils are comprised of silt loams from 0 to 60 inches in depth. According to the Geologic Map of Oklahoma, the subject property is underlain by Quaternary alluvium deposits of the Arkansas River.
Estimated Depth of Groundwater/ Direction of Gradient	Inspection of the monitoring wells, Cherry Creek, and the wet-lands south and west of the 2801 South 25th West Avenue subject property established the groundwater level to be approximately 2-3 feet below the surface level. Down-gradient flow is toward the Arkansas River. The receiving body of water is Cherry Creek; a 303(d) listed stream.
Corrective Measures – Groundwater Monitoring.	Final Report and Summary of the Corrective Measures Study for the closed surface impoundment was submitted on April 10, 1998, in accordance with Consent Order EH-89-130. This final report was approved by the Waste Management Division of the Department of Environmental Quality. Subsequently, the corrective action was closed. Semi-annual ground water sampling and analysis is still required by the facility operating permit.
Oklahoma Pollution Discharge Elimination System	The subject property has a current Storm Water Pollution Prevention Plan (SWP3) in place as required by the Rules of the Department of Environmental Quality (DEQ). The Plan expires on May 2, 2011.
Wells	Seventeen groundwater monitoring wells are located on the subject property. Five of these wells are being sampled semi-annually. The analytical results from this sampling indicated that 1,1-Dichloroethane, Total nickel and Total arsenic levels were higher than their respective Maximum Contaminant Levels
Injection Wells	One operational deep injection well is located on the western half of the subject property. A second deep injection well, also located on the western half of the subject property, stopped operation in 1994, and was plugged with cement in 1995. The wells are approximately 4,000 feet deep. The operational well is scheduled for closure in 2008. The operational well is used for the injection of RCRA regulated non-hazardous wastes.

Existing USTs:	Visible evidence (vent piping, communicating piping, and inspection port) indicated the presence of two USTs south the former Sun Chemical corporation building. The Registration Department, Oklahoma Corporation Commission (OCC), Petroleum Storage Tank Division did not have any information regarding these suspected USTs. Sampling in the vicinity of these tanks did not indicate the presence of a release.
Existing ASTs	The above ground storage tanks (AST) were enclosed within a spill containment area. Several of the tanks demonstrate exterior corrosion and jacketing insulation. The remaining service life of these tanks is questioned. Therefore, we recommend that these tanks and their accessories be inspected for thickness and appropriateness of their intended purpose. This inspection is beyond the scope of this Phase II ESA.
Lead-based Paint and Asbestos	Paint and pipe lagging samples were collected for the former Sun Chemical Corporation Building. The pipe lagging samples were microscopically inspected for the presence of asbestos. The results of that inspection confirmed the presence of Chrysotile asbestos above regulatory levels. The paint samples from the east dock area confirmed the presence of lead above regulatory levels.

PERMA-FIX TREATMENT SERVICES, INC.
SOIL MATRIX SAMPLING

The Phase II Environmental Site Assessment was used to evaluate the nature and extent of contamination and to assess the significance of the contamination relative to established threshold levels or some other risk-based criteria. Assessment was conducted in phases, which included a preliminary site assessment, and a subsequent phase of assessment.

PNDS collected soil matrix samples from 24 test locations within the subject property in November 2007. The sampling methodology employed reflected the suspected source of contamination (point source), suspected type of contaminant (non-volatile), media affected (soil only), anticipated depth of contamination and soil/geologic conditions at the site. Soil matrix samples were collected up to 3 feet below the ground surface and selectively analyzed for Semi-Volatile Organic Compounds, and Title Metals. Soil matrix samples were tested for suspected contaminants using appropriate EPA methodology in laboratories certified by the State to conduct such tests.

PHASE II ENVIRONMENTAL SITE ASSESSMENT

The following is a list of the analytical methods performed under the scope the Phase II Environmental Site Assessment to determine total and leachable contaminants in solid matrix samples.

ORGANIC SEMI-VOLATILES

Parameter	EPA-SW
Semi-Volatile Extractable Organics	1311/8270

RCRA METALS

Parameter	EPA-SW
Arsenic (As)	1311/7041
Barium (Ba)	1311/7041
Cadmium (Cd)	1311/7041
Chromium (Cr)	1311/7041
Lead (Pb)	1311/7041
Mercury (Hg)	7471
Selenium (Se)	1311/7041
Silver (Ag)	1311/7041

Sources For Test Methods:

* EPA-SW-846: "Test Method for Evaluating Solid Waste, Physical and Chemical

Methods", USEPA SW-846, 3rd Edition, November, 1980.

Risk-based analysis was completed comparing the levels of contamination detected to published threshold action levels to determine if concentrations of chemicals of potential concern in the soil matrix samples would result in adverse health effects to workers, the environment, and general population. The US-EPA has developed a number of risk based methodologies to evaluate human health and environmental risk.

Based on the findings of the sampling effort and risk assessment; it is our opinion that

- There are no potential adverse health effects to workers, the environment or general population from inhalation, ingestion or dermal contact with the soil underlying the subject property. And,
- Soils beneath and near the subject property may be managed as non-hazardous waste, and maybe reused for on-site backfill.

Opinion

It is PNDS' opinion based upon the analytical findings described above and the preceding site survey that evidence of adverse environmental conditions were not identified within the soil matrix on the subject property.

PERMA-FIX TREATMENT SERVICES, INC.
FACILITY SURFACE SAMPLING

The Phase II Environmental Site Assessment also included one-time sampling from equipment and facility wall surfacing material at the former Sun Chemical Corporation Building. Asbestos sampling was completed on storage tank accessory piping, and boiler piping. Lead paint sampling was completed on interior wall surface. Microscopic examination of the pipe lagging samples confirmed the presence of Chrysotile asbestos. Analysis of the paint samples confirmed the presence of lead above regulatory levels. October 25, 2007

A site map identifying the soil matrix sample collection locations and laboratory-certified analytical reports are included in Appendix B.

CLOSURE

The services performed by PNDS, Inc. for this project have been conducted in a manner consistent with that level of skill and care ordinarily exercised by other members of the profession currently practicing in this area, under similar budgetary and time constraints.

If conditions differing from our original findings are identified, PNDS should be immediately contacted to review these conditions and determine if there are any material impacts on any of our opinions and recommendations.

We appreciate the opportunity to have been of service on this project. If you have any questions regarding the information presented in this report, or if we can be of additional service, please contact me.

Sincerely,
PNDS, Inc.

Philip Fahlk CHMM, CIH
Principal Industrial Hygienist
(612) 968-6542
pfahlk@pnds.net

Appendix A
Digital Photographs



Photo 1:	**Tank 004**
Photo 2:	**Tank 004 open value from recirculation piping, discoloration on ground below open pipe**





Photo 3:	Tank 004. East elevation – free liquids atop open ground.
Photo 4:	Tank 004. – nearly full of sludge and free liquids.





Photo 5:	Tank 004 – West elevation value that is not lock-out.
Photo 6:	Tank 004. – North elevation. Apparent value to Tank 004 open with free liquids.


PERMIT REQUIRED
CONFINED SPACE
DO NOT ENTER



Photo 7:	**Tank 004. West elevation (after 24 hours) seepage appears to be coming from below the tank to open ground. Suspect bottom of tank is failing.**
Photo 8:	**Tanks 301, 302, 303, and 304 show exterior corrosion. Integrity testing of these tanks is recommended.**


ONHAZ
304



Photo 9:	**Exterior corrosion exhibited by non-hazardous waste tanks.**
Photo 10:	**Concrete surrounding the non-hazardous tanks show a breach in containment.**





Photo 11:	**Free liquids atop open ground. Liquids arise for breach in concrete containment surrounding the non-hazardous waste tanks.**
Photo 12:	**Open ground at the east end of the processing area. Sample 015, 016, 017 were taken at this location.**





Photo 13:	Open ground at the north edge of the process area within the flood wall.
Photo 14:	Apparent ground contamination at the former Sun Chemical building. This is the location for Samples 007, 008, and 009.





Photo 15:	**Ink appears to be arising from below the concrete west of the former Sun Chemical AST containment. The Railroad Spur shows the recent application of crushed rock**
Photo 16:	**Underground storage tank at the south end of the former Sun Chemical Plant. The interior of the tank shows the presence of free liquids.**





Photo 17:	**A second underground storage tank at the former Sun Chemical Plant. This tank is located at the southwest corner of the building and appears to communicate with the interior trench drain.**
Photo 18:	**Former Sun Chemical building interior west dock area. This is the location for the lead based paint sample.**





Photo 19:	**Interior pipe lagging sampled for asbestos**
Photo 20:	**Waste collection area east of the laboratory. Ground staining indicates that the tank has overflowed. This is the area from which sample 021 was collected.**





Photo 21:	Hydraulic fluid exiting the sheltering building into the facility drainage ditch. This is the location for sample 024.
Photo 22:	Trench drain from processing area north toward Cherry Creek. This is the location for samples 011, 012, and 013.





Photo 23:	Location of Sample 020. This area is receiving free liquids from the storage tanks servicing the injection well at the west edge of the processing area.
Photo 24:	Ground contamination at the west edge of the drum storage building. Sample 022 was collected near this location.





Photo 25:	Area below the western filter press. This is the location for sample 018.
Photo 26:	Acid receiving area. Concrete in this area shows severe deterioration. Open ground is visible at the rear margins of the deteriorated concrete.





Photo 27:	**Former Sun Chemical Railroad Spur and south property line. This is the locations for samples 004, 005, and 006.**
Photo 28:	**City of Tulsa lift stations for facility waste water.**


City Of Tulsa
For Information Call

Appendix B
Analytical Reports
Soil Matrix Sample Collection Map


PERMA-FIX
SOIL SAMPLE
LOCATIONS
14
15
16, 17
18
19
20
21
22
23
24
LEGEND
FIGURE B-1-3
FACILITY LAYOUT - SWMU LOCATIONS